EXHIBIT 4.21

Private and Confidential

Date __12__ July 2023

BLESSED LUCK SHIPOWNERS LTD (1)

as Borrower

- and -

PIRAEUS BANK S.A. (2)

as Lender

_____________________________________________________

SUPPLEMENTAL AGREEMENT

_____________________________________________________

in relation to a Loan Agreement

dated 12 August 2021

PIRAEUS

THIS AGREEMENT is made on __12__ July 2023

BETWEEN

(1)

BLESSED LUCK SHIPOWNERS LTD a corporation incorporated in the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia with registration number C-123141, as borrower as borrower (the “Borrower”); and

(2)

PIRAEUS BANK S.A having its registered office at 4 Amerikis Street, 105 64 Athens, Greece with corporate registration number (GCR NO) 157660660000, acting through its branch at 170 Alexandras Ave., 115 21 Athens, Greece, as lender (the “Lender”).

BACKGROUND

(A)

By a loan agreement dated 12 August 2021 (as may be amended and/or supplemented from time to time, the “Loan Agreement”) and made between (1) the Borrower, as borrower, and (2) the Lender as lender, the Borrower received a term loan facility of (originally) up to USD8,000,000 upon the terms and for the purposes therein specified. The principal amount of the Loan outstanding as at the date of this Deed is USD4,250,000.

(B)	The Borrower has requested that the Lender gives its consent to:

(i)	the amendment of the interest rate determination provisions in respect of the Loan; and

(ii)

the Borrower opening a Pledged Deposit Account (as defined hereinafter) with the Lender to reduce the amount of the Margin applicable to a part of the Loan equivalent to the aggregate of deposits held in the Pledged Deposit Account.

(C)

This Agreement sets out the terms and conditions on which the Lender agrees, with effect on and from the Effective Date or the Rate Switch Date (as the case may be) (each term as hereinafter defined), to the requests of the Borrower set out in Recital (B) and to the consequential amendments to the Loan Agreement and the other Security Documents.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Effective Date” means the date on which the Lender confirms to the Borrower that all the conditions precedent referred to in Clause 3.1 (Conditions Precedent) have been fulfilled by the Borrower or waived by the Lender and which in any event shall be no later than 13 July 2023;

“Loan Agreement” means the loan agreement dated 12 August 2021 (as may be amended and/or supplemented from time to time) referred to in Recital (A);

“Mortgage Addendum” means an addendum to the first preferred Liberian mortgage over the Vessel dated 13 August 2021, required to be executed hereunder by the Borrower, to be in such form as the Lender may require in its sole discretion;

“Pledged Deposit Account” means an interest-bearing USD current account opened by the Borrower with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be a Pledged Deposit Account for the purposes of this Agreement, and in the plural means all of them;

“Pledged Deposit Account Pledge” means a first priority charge required to be executed hereunder between the Borrower and the Lender in respect of the relevant Pledged Deposit Account in such form as the Lender may require; and

“Rate Switch Date” means the first day of the Interest Period in respect of the Loan fixed after the Effective Day (or any such other date as the Lender and the Borrower may agree but which shall, in no event, be later than the end of the first Interest Period falling due after 30 June 2023).

1.3	Application of construction and Interpretation provisions of Loan Agreement. Clauses 1.2 to 1.6 (inclusive) of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2.	AGREEMENT OF THE LENDER

2.1	Agreement of the Lender. The consent of the Lender to amend the Loan Agreement in accordance with Clause 5 is conditional upon:

2.1.1	the Lender having received the documents and evidence specified in Clause 3.1 in form and substance satisfactory to the Lender;

2.1.2	the representations and warranties contained in Clause 4 being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and

2.1.3	no Event of Default has occurred or will arise following the amendment of the Loan Agreement pursuant to this Agreement.

2.2	Effective Date. The agreement of the Lender contained in Clause 2.1 shall have effect on and from the Effective Date.

3.	CONDITIONS PRECEDENT

3.1	Conditions Precedent. The conditions referred to in Clause 2.1 are that the Lender shall have received the following documents:

3.1.1	certified copies of goodstanding certificates for each Obligor;

3.1.2	Corporate authorities

(a)	a list of directors and officers of the Borrower specifying the names and positions of such persons, certified by an officer of the Borrower to be true, complete and up to date;

(b)

originals of resolutions of the directors and shareholders of the Borrower approving this Agreement and the Mortgage Addendum and authorising the execution and delivery hereof and thereof and performance of the Borrower’s obligations hereunder and thereunder, additionally certified by an officer of the Borrower as having been duly adopted by the directors and shareholders the Borrower and not having been amended, modified or revoked and being in full force and effect;

(c)	an original or a certified copy of any power of attorney issued by the Borrower pursuant to such resolutions; and

(d)

an original certificate, duly executed and legalised from a duly authorised officer of each Obligor (other than the Borrower) (a) confirming that none of the constitutional documents and corporate authorities delivered to the Lender pursuant to the terms and conditions of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Lender and that these (as applicable) remain in full force and effect and (b) listing its up to date directors, officers and shareholders;

3.1.3	Mortgage Addendum and registration

the Mortgage Addendum duly executed and delivered and duly registered against the Vessel in accordance with the laws of Liberia;

3.1.4	Pledged Deposit Account Pledge

the Pledged Deposit Account Pledge duly executed and delivered, together with the process agent letter duly executed and delivered under the Pledged Deposit Account Pledge;

3.1.5	Further documents

certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Agreement, the Mortgage Addendum (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;

3.1.6	Laws of Liberia: opinion

an opinion of Messrs Ince & Co, special legal advisers to the Lender in respect of the laws of the Republic of Liberia in form and substance acceptable to the Lender;

3.1.7	London agent

documentary evidence that the agent for service of process named in Clause 35.2.1 of the Loan Agreement has accepted its appointment in respect of this Agreement;

3.1.8	Endorsement

the endorsement at the end of this Agreement signed by each Obligor (other than the Borrower); and

3.1.9	Further opinions, etc.

any further opinions, consents, agreements and documents in connection with this Agreement which the Lender may request.

3.2

Conditions Subsequent. The Borrower shall deliver or cause to be delivered to the Lender on, or as soon as practicable after, the Effective Date but in no event later than 15 Banking Days from the date hereof (or any such other date as the Lender and the Borrower may agree), the following additional documents and evidence:

3.2.1	the process agent acceptance letter referred to in Clause 3.1.7, duly executed; and

3.2.2	any further opinions, consents, agreements and documents in connection with this Agreement which the Lender may request referred to in Clause 3.1.9.

A breach of this Clause 3.2 shall constitute an Event of Default.

4.	REPRESENTATIONS AND WARRANTIES

Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to the Lender that the representations and warranties in Clause 18 (Representations) of the Loan Agreement, updated with appropriate modifications to refer to this Agreement, remain true and not misleading if repeated on the date of this Agreement and on the Effective Date with reference to the circumstances now existing.

5.	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS

5.1	Specific amendments to Loan Agreement. The Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:

5.1.1

with effect from the Effective Date by adding in Clause 1.2 (Definitions) thereof each of the definitions in Clause 1.2 of this Agreement (other than the definitions of “Effective Date” and “Loan Agreement”);

5.1.2	with effect on and from the Effective Date, by deleting in Clause 1.2 (Definitions) thereof the definition of “Margin”;

5.1.3	with effect from the Effective Date, by deleting in Clause 1.2 (Definitions) thereof in the definition of “HMT” the word “Her” and replacing them with the word “His”;

5.1.4	with effect on and from the Rate Switch Date, by deleting in Clause 1.2 (Definitions) thereof the definitions of “LIBOR”, “Replacement Benchmark”, “Screen Rate” and “Screen Rate Replacement Event”;

5.1.5	with effect on and from the Rate Switch Date, by adding in Clause 1.2 (Definitions) thereof the following new definitions in alphabetical order:

“Credit Adjustment Spread” means in relation to:

(a)	an Interest Period of up to one (1) month, zero point one one four four eight per cent (0.11448%) per annum;

(b)	an Interest Period of a duration exceeding one (1) month and up to three (3) months, zero point two six one six one per cent (0.26161%) per annum; and

(c)	an Interest Period of a duration exceeding three (3) months and up to six (6) months, zero point four two eight two six per cent (0.42826%) per annum;

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)

if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

"Market Disruption Rate" means the percentage rate per annum which is the aggregate of the Reference Rate and the applicable Credit Adjustment Spread;

"Published Rate" means:

(a)	SOFR; or

(b)	the Term SOFR for any Quoted Tenor;

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service;

“Reference Rate” means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.5 (Unavailability of Term SOFR),

and if, in either case, the aggregate of that rate and the Credit Adjustment Spread is less than zero, the Reference Rate shall be deemed to be such a rate that the aggregate of the Reference Rate and the Credit Adjustment Spread is zero

“Relevant Nominating Body” means any applicable central bank, regulator or other competent supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

if paragraph (a) does not apply, in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic loan markets as the appropriate successor to a Published Rate; or

(c)	if paragraphs (a) and (b) do not apply, in the opinion of the Lender and the Borrower, an appropriate successor to a Published Rate;

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Term SOFR” means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

5.1.6	with effect on and from the Rate Switch Date, by deleting in Clause 1.2 (Definitions) thereof the definition of “Banking Day” and replacing it with the following new definition:

“Banking Day” means:

(a)	a day on which banks are open in Athens (excluding Saturdays and Sundays);

(b)	in respect of a day on which a payment is required to be made under a Security Document, a day on which banks are open in New York City (excluding Saturdays and Sundays);

(c)	a day on which banks are open in each country or place where a payment is required to be made under a Security Document (excluding Saturdays and Sundays); and

(d)	(in relation to the fixing of an interest rate) a day which is a US Government Securities Business Day;”;

5.1.7	with effect on and from the Effective Date, by adding in Clause 1.2 (Definitions) thereof the following new definitions:

“Applicable Margin” means

(a)	in respect of the Loan less an amount equivalent the Pledged Deposit Amount, 2.70% (two point seven per cent) per annum; and

(b)	in respect of the part of the Loan equivalent the Pledged Deposit Amount, zero point nine zero per cent (0.90%) per annum;

“Money Laundering” has the meaning given to it in Article 1 of the Directive (EU) 2015/849 of the European Parliament and of the Council of the European Union of 20 May 2015;

“Pledged Deposit Amount” means the aggregate of the amounts standing to the credit of the Pledged Deposit Account in accordance with Clause 3.12

5.1.8	with effect on and from the Rate Switch Date, by deleting in Clause 1.2 (Definitions) thereof the definition of “Quotation Day” and replacing it with:

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

5.1.9

with effect on and from the Effective Date, by adding in the definition of “Security Documents” in Clause 1.2 (Definitions) thereof after the words “any Tripartite Deed” the words “, the Mortgage Addendum, the Pledged Deposit Account Pledge”;

5.1.10

with effect on and from the Effective Date, by adding in the definition of “Security Value” in Clause 1.2 (Definitions) thereof after the words “pursuant to clause 8.2.1(b)” the words “and (c) the Pledged Deposit Amount”;

5.1.11	with effect on and from the Rate Switch Date, by adding a new Clause 1.3.15 to read as follows:

“1.3.15

references to the Lender's “cost of funds” in relation to the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;”;

5.1.12	with effect on and from the Rate Switch Date, by deleting Clause 3.1 (Normal interest rate) thereof and replacing it with the following:

“3.1 Normal interest rate

The Borrower must pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Applicable Margin in respect thereof, (b) the Reference Rate and (c) in respect of the Loan less an amount equivalent the Pledged Deposit Amount, the applicable Credit Adjustment Spread for such period.”;

5.1.13	with effect on and from the Rate Switch Date, by deleting Clauses 3.4 to 3.7 thereof and replacing it with the following:

“3.4	Default interest

3.4.1

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4 (Default interest)) on its due date for payment under any of the Security Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4 (Default interest).

3.4.2

The period starting on such due date and ending on such date of payment shall be divided into successive periods selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period.

3.4.3

The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Applicable Margin and (c) the Reference Rate and (d) in respect of the Loan less an amount equivalent to the Pledged Deposit Amount, the applicable Credit Adjustment Spread for such periods.

3.4.4

Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 22.2 or a prepayment pursuant to clauses 7.5 (Mandatory Prepayment on sale or Total Loss), 7.6 (Mandatory prepayment on change of ownership of Guarantor), 17.14.1 (Additional security) or 7.1 (Illegality), on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.

3.4.5

If, for the reasons specified in clause 3.5.2, the Lender is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4 (Default interest), interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Applicable Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.5	Unavailability of Term SOFR

3.5.1

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan

3.5.2

Cost of funds: If clause 3.5.1 applies but it is not possible to calculate the Interpolated Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.6	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period the Lender determines that its cost of funds relating to the Loan or any part of the Loan would be in excess of (a) in respect of the Loan less an amount equivalent to the Pledged Deposit Amount, the Market Disruption Rate and (b) in respect an amount equivalent to the Pledged Deposit Amount, the Reference Rate then Clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

3.7	Cost of funds

3.7.1

If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Applicable Margin; and

(b)

the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to the Loan or that part of the Loan.

3.7.2

If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than 15 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

3.7.3	Subject to Clause 3.11 (Changes to reference rates), any substitute or alternative basis agreed pursuant to Clause 3.7.2 above shall be binding on all parties hereto.

3.7.4	If any rate notified by the Lender under Clause 3.7.1(b) is less than zero, the relevant rate shall be deemed to be zero.

3.7.5	If this Clause 3.7 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrower.

3.8	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Lender under Clause 3.7 (Cost of funds), the Borrower may give the Lender not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

3.9	Prepayment; termination of Commitment

A notice under Clause 3.8 (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Applicable Margin and the balance of all other amounts payable under this Agreement and the other Security Documents or, if the Commitment has not been advanced, the Commitment shall be reduced to zero and the Loan shall not be made to the Borrower under this Agreement thereafter.

3.10	Application of prepayment

Without prejudice to Clause 3.8 (notice of prepayment). the provisions of Clause 7 (Illegality, Prepayment and Cancellation) shall apply in relation to the prepayment made hereunder.

3.11	Changes to reference rates

If a Published Rate Replacement Event has occurred in relation to any Published Rate for dollars, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(b)

(i)	aligning any provision of any Security Document to the use of that Replacement Reference Rate;

(ii)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Reference Rate;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(v)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party hereto to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

5.1.14	with effect on and from the Effective Date, by adding new Clauses 3.12 and 3.13 to read as follows:

3.12	Pledged Deposit

3.12.1	The Borrower may deposit in the Pledged Deposit Account at the beginning of an Interest Period an amount equal to either (a) the Loan or (b) the Balloon Instalment.

3.12.2	The Pledged Deposit Amount shall be held on the Pledged Deposit Accounts in the form of time deposit for a period equal to the current Interest Period applicable to the Loan.

3.12.3	The deposit rate applicable to the Pledged Deposit Amount shall be equal to the Reference Rate applicable to the current Interest Period applicable to the Loan; and

3.12.4	The Pledged Deposit Amount (or any part thereof) shall be freely available to the Borrower at the end of the current Interest Period applicable to the Loan PROVIDED THAT:

(a)	no Event of Default has occurred and is continuing;

(b)

the Borrower shall have given the Lender notice not later than 10.00 a.m. (Athens time) on the second Banking Day before the beginning of the following Interest Period, of its intention to make use in whole or in part of the Pledged Deposit Amount;

(c)	after such use the aggregate amount of the Pledged Deposit Amount shall comply with the provisions of Clause 3.12.1 and 3.12.2; and

(d)

the Borrower may freely use the Pledged Deposit Amount (or any part thereof) only up to an amount so that after such use the Security Value shall be no less than the Required Security Amount and any part of the Pledged Deposit Amount which cannot be withdrawn, so as to ensure that the Security Value shall be no less than the Required Security Amount, shall immediately be remitted into an account opened by the Borrower with the Lender and which shall be pledged or charged to the Lender in order to constitute further security for the Loan for the purpose of Clause 8.2.1(b).

3.13	Interest Rate Swaps

The Borrower may not enter into any interest hedging arrangements without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed).”;

5.1.15

with effect on and from the Effective Date, by deleting in the last line of Clause 7.1.8 (Required Authorisations and legal compliance) the words “money laundering” and replacing them with the words “Money Laundering”;

5.1.16	by adding in Clause 8.1.23 thereof after the words “other than the Earnings Account Pledge” the words “and the Pledged Deposit Amount”;

5.1.17	with effect on and from the Effective Date, by deleting Clause 10.1.26 thereof and replacing it with the following:

“10.1.26	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat Money Laundering;”;

5.1.18	with effect on and from the Effective Date, by deleting in Clause 11.1 thereof the word “Margin” and replacing it with the words “Applicable Margin”;

5.1.19

with effect on and from the Effective Date, by construing references throughout to "this Agreement", "hereunder" and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.2

Amendments to Security Documents. With effect on and from the date hereof each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)

the definition of, and references throughout each of the Security Documents to, the Loan Agreement and any of the other Security Documents shall be construed as if the same referred to the Loan Agreement and those Security Documents as amended and supplemented by this Agreement;

(b)	by construing all references throughout each of the Security Documents to the "Mortgage" as references to the Mortgage as amended and supplemented by the Mortgage Addendum; and

(c)

by construing references throughout each of the Security Documents to "this Agreement", "this Deed", "hereunder” and other like expressions as if the same referred to such Security Documents as amended and supplemented by this Agreement.

5.3	Security Documents to remain in full force and effect. The Security Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Security Documents contained or referred to in Clauses 5.1 (Specific amendments to Loan Agreement) and 5.2 (Amendments to Security Documents); and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6.	FURTHER ASSURANCES

6.1	Borrower to execute further documents etc. The Borrower shall, and shall procure that any other party to any Security Document shall:

(a)

execute and deliver to the Lender (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Lender may, in any particular case, specify; and

(b)	effect any registration or notarisation, give any notice or take any other step, which the Lender may, by notice to the Borrower or other party, specify for any of the purposes described in Clause 6.2 (Purposes of further assurances) or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:

(a)

validly and effectively to create any Encumbrance or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Security Document, each as amended and supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3

Terms of further assurances. The Lender may specify the terms of any document to be executed by the Borrower or any other party under Clause 6.1 (Borrower to execute further documents etc.), and those terms may include any covenants, powers and provisions which the Lender considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower shall comply with a notice under Clause 6.1 (Borrower to execute further documents etc.) by the date specified in the notice.

6.5

Additional corporate action. At the same time as the Borrower or any other party deliver to the Lender any document executed under Clause 6.1(a) (Borrower to execute further documents etc.), the Borrower or such other party shall also deliver to the Lender a certificate signed by 2 of the Borrower’s, or that other party's directors which shall:

(a)	set out the text of resolutions of the Borrower or that other party's directors specifically authorising the execution of the document specified by the Lender; and

(b)

state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower's or that other party's articles of association or other constitutional documents.

7.	FEES AND EXPENSES

7.1

Fees and Expenses. The provisions of Clause 16 (Costs and expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8.	NOTICES

General.  The provisions of Clause 28 (Notices) of the Loan Agreement (as amended by this Agreement) shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9.	SUPPLEMENTAL

9.1

Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

9.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

Incorporation of the Loan Agreement provisions. The provisions of Clause 34 (Governing Law) and Clause 35 (Enforcement) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

THE BORROWER

SIGNED by                                                                 )

for and on behalf of                                                      ) /s/ Stefania Karmiri

BLESSED LUCK SHIPOWNERS LTD                  )

in the presence of:                                                        ) /s/ Anna-Maria Matsa

THE LENDER

SIGNED by                                                                 ) /s/ Olga Voutsa

and by                                                                           ) /s/ Charalampos Virlis

for and on behalf of                                                      )

PIRAEUS BANK S.A.                                               )

in the presence of:                                                        ) /s/ Anna-Maria Matsa

COUNTERSIGNED this ___12____ day of July 2023 by the following parties who, by executing the same,  confirm and acknowledge that they have read and understood the terms and conditions of the above Supplemental Agreement, that they agree in all respects to the same and that the Security Documents to which they are respectively a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement, as amended by the above Supplemental Agreement, and each of them hereby reaffirms the Security Documents to which it is a party as the same is amended by the above Supplemental Agreement.

/s/ Aristides J. Pittas

_________________________

Aristides J. Pittas

duly authorised on behalf of

EURODRY LTD

/s/ Nikolaos Pittas

_________________________

Nikolaos Pittas

duly authorised on behalf of

EUROBULK LTD